Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference of our firm under the caption “Experts” in this Registration Statement of MRI Interventions, Inc. (the “Company”), and to the inclusion of our report dated March 28, 2014, relating to the Company’s financial statements as of and for the years ended December 31, 2013 and 2012, in this Registration Statement.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina

January 13, 2015